Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL FIRST QUARTER 2005 RESULTS

Company Reports Third Consecutive Profitable Quarter

     MINNEAPOLIS — October 25, 2004 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal first quarter ended September 30, 2004, and provided revised financial guidance for fiscal 2005.

     First quarter revenue increased to $6.1 million from $5.1 million in the first quarter of fiscal 2004. Treatment catheter sales accounted for more than 95 percent of revenue in the just-completed quarter, versus 93 percent of revenue in the prior-year period. Net earnings for the quarter reached $788,000, or $0.05 per diluted share, compared to a net loss of $490,000, or $0.04 per share, for the first quarter of fiscal 2004.

     “Despite the year-over-year revenue growth and continued solid earnings, first quarter revenue was below our previous guidance, and by definition, a disappointment,” said Fred B. Parks, Urologix Chairman and Chief Executive Officer. “Our first quarter revenue was adversely impacted by three primary factors: softness in our mobile channel, lower than anticipated sales to our direct office customer base, and a slowdown in new account development.”

     Mr. Parks continued, “Our mobile partners are important to our business model and we have developed initiatives to support their growth. Treatment catheter sales to our existing direct customer base and to new customers failed to meet our expectations due primarily to increased competition and resultant confusion within the minimally invasive BPH market. Although the market growth is currently being dispersed among a larger number of competitors, we remain confident that urologists will continue to select Cooled ThermoTherapy as the minimally invasive technology that provides the best clinical outcomes for the most patients.”

(more)

     Gross profit for the quarter rose to 70 percent of revenue, from 58 percent of revenue in the year-ago period. First quarter operating expenses declined to $3.4 million, or 56 percent of revenue, from $3.5 million, or 68 percent of revenue, in the first quarter of fiscal 2004.

     Balances of cash and available-for-sale investments grew to $8.1 million at September 30, 2004, from $7.6 million at June 30, 2004. The domestic installed base of Cooled ThermoTherapy system control units totaled 437 units at September 30, 2004, up from 427 units at June 30, 2004.

Revised Outlook

     Urologix today revised its financial guidance for the fiscal year ended June 30, 2005. The company now anticipates fiscal 2005 annual revenues in the range of $25 million to $28 million, up from $24.3 million in fiscal year 2004. Diluted earnings per share are expected to be $0.14 to $0.22 per share compared to $0.04 per share last fiscal year. The fiscal 2005 guidance includes an increased investment in research and development over fiscal year 2004 levels and assumes an income tax rate of 5 percent for fiscal 2005.

     Mr. Parks commented, “Our revised guidance reflects the increasingly competitive nature of the current marketplace. For the balance of fiscal 2005, we anticipate quarter-over-quarter revenue growth and profitability for the year. We remain committed to market leadership and improving outcomes for BPH patients.”

Earnings Call Information

     Urologix will host a conference call with the financial community to discuss first quarter results and the business outlook for fiscal 2005 on Tuesday, October 26, at 10:00 a.m. Central Time. Those interested in listening can log on at the investor relations section of www.urologix.com.

(more)

About Urologix

     Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ — targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort — and provide safe, effective, lasting relief of the symptoms of BPH.

     Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K.

(more)

UROLOGIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the Three Months Ended
	September 30,
	2004	2003
Sales	$6,051	$5,061
Cost of goods sold (A)	1,838	2,107

Gross profit	4,213	2,954

Costs and expenses:
Selling, general and administrative	2,727	2,825
Research and development	642	584
Amortization of intangibles	41	41

Total costs and expenses	3,410	3,450

Operating earnings (loss)	803	(496)
Interest income, net	26	6

Net earnings (loss) before income taxes	829	(490)

Provision for income taxes	(41)	—

Net earnings (loss)	$788	$(490)

Basic net earnings (loss) per common share	$0.06	$(0.04)

Diluted net earnings (loss) per common share	$0.05	$(0.04)

Weighted average number of shares used in basic per share calculations	14,212	13,965

Weighted average number of shares used in diluted per share calculations	15,040	13,965

(A) Effective July 1, 2004, the company began including amortization expense relating to developed technologies within Cost of goods sold. This expense was previously reported within Amortization of intangibles. Consistent with this change, the company has re-classified this expense to Cost of goods sold for the periods prior to this change. For the three-month period ended September 30, 2003, the re-classification adjustment was $125,000 and had no impact on the net loss for that period.

(more)

UROLOGIX, INC.
Selected Balance Sheet Data
(Unaudited, in thousands)

	September 30,	June 30,
	2004	2004
Cash and available-for-sale investments	$8,144	$7,604
Accounts receivable	2,885	2,689
Inventory	2,206	2,144
Current assets	13,587	12,808
Total assets	36,512	36,172
Current and total liabilities	4,641	5,454
Shareholders’ equity	31,871	30,718

###